AUXILIO, INC. ANNOUNCES THE ADDITION OF TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

June 1, 2007 - Mission Viejo, CA - Auxilio, Inc. (AUXO.OB), a leading provider of document image management services for the healthcare industry, announced today that Michael J. Joyce and Mark St. Clare have agreed to join its Board of Directors with effect from June 1, 2007. Messrs. Joyce and St. Clare are both successful business executives bringing significant startup experience to the company and will provide financial and operational guidance and support as the company continues executing on its expansion strategy.

Mr. Joyce, who has retired from fulltime business activity, is currently on the Board of Directors for Superior Industries Inc. in Van Nuys, California where he serves on the Compensation/Benefits and the Nominating/Corporate Governance Committees. Prior to his retirement, Mr. Joyce was President, CEO, and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings for the automotive industry. From 1983 to 1990, he served as Group President for Kelsey-Hayes Company, where he managed seven plants in five countries, including a joint venture company in Japan. From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager. Mr. Joyce holds a degree in Physics from Kent State University and an MBA from Ohio State University.

Mr. St. Clare is currently on the board of directors for Websense Inc. in San Diego, California where he serves on the Governance committee and acts as Chair of the Audit Committee including significant involvement in SOX 404 issues. Mr. St. Clare brings 40 years of professional financial management experience to the board and has served as Chief Financial Officer at four different companies, including fifteen years with FileNET Corp., a publicly held software firm. Mark St. Clare’s background as a Board Member, CFO and Sr. Technology Executive includes successful leadership and management results in a number of segments of the technology industry. These experiences have involved IPO’s, venture capital funded startups, high growth international companies, and extensive Wall Street contacts.

“We are honored and excited that Michael and Mark have agreed to join our Board of Directors” said Etienne Weidemann, President and CEO of Auxilio. “The addition of senior business executives of this caliber as independent members of our Board will be extremely helpful as we develop long term strategies around scalability and future growth” Weidemann further stated.

About Auxilio, Inc.

Auxilio, Inc. provides total outsourced document image management services and related financial and business processes for major healthcare facilities. The company's proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio’s analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio’s document image management programs guarantee our clients immediate measurable savings, a fully outsourced process and unparalleled service. Auxilio's target market includes larger hospitals and healthcare systems. Customers served by Auxilio include health systems such as Saint Barnabas Healthcare System, California Pacific Medical Center, Raritan Bay Medical Center, Memorial Health Services, St. Joseph’s Health System, Catholic Healthcare West and Huntington Hospital of Pasadena, CA.

For more information, see the company’s website at www.auxilioinc.com or contact:

Jeff Butler
Vice President of Business Development
Auxilio, Inc.
27401 Los Altos, Suite 100
Mission Viejo, CA 92691
Tel: 949-614-0700
jbutler@auxilioinc.com

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on form 10-KSB for the period ending December 31, 2006, as filed with the Securities and Exchange Commission on April 2, 2007. These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise